Exhibit 99.7

Request for Extension of Scheduled Termination Date and
Agreement to Extend the VRDP Shares Fee Agreement
Dated as of March 29, 2012

1.	In accordance with Section 2.02 of the VRDP Shares Fee Agreement, dated as of June 30, 2011 (the “Original VRDP Shares Fee Agreement”), between BlackRock MuniYield Fund, Inc., as issuer (the “Fund”) and Bank of America, N.A., as liquidity provider (the “Liquidity Provider”), the Fund hereby requests an extension of the Scheduled Termination Date of the Original VRDP Shares Fee Agreement and the VRDP Shares Purchase Agreement to June 26, 2013, effective upon acceptance of this request by the Liquidity Provider, as evidenced by (i) the Fund delivering to the Liquidity Provider a copy hereof signed by the Fund and (ii) the Liquidity Provider signing and returning to the Fund a copy hereof, whereupon this Request for Extension of Scheduled Termination Date and Agreement to Extend VRDP Shares Fee Agreement (this “Agreement”) shall be a binding agreement of the parties hereto, and the extension of both the Original VRDP Shares Fee Agreement (as it may be further amended) and VRDP Shares Purchase Agreement (as it may be further amended) shall become effective without further action by any party.

2.	Upon effectiveness of the extension of the Scheduled Termination Date of the Original VRDP Shares Fee Agreement to June 26, 2013, the Scheduled Termination Date (of the VRDP Shares Purchase Agreement shall automatically be extended to June 26, 2013. The Fund will send a copy of the fully executed Agreement to the Tender and Paying Agent for its acknowledgement, with instructions to send a notice of the extension to the Holders of the VRDP Shares (with a copy to Beneficial Owners to the extent provided in the Tender and Paying Agent Agreement).

3.	Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Original VRDP Shares Fee Agreement.

4.	This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

5.	The parties hereto hereby confirm that the Original VRDP Shares Fee Agreement and the VRDP Shares Purchase Agreement remain in full force and effect in accordance with the terms and subject to the conditions set forth therein, except as and to the extent modified by or pursuant to this Agreement.

6.	Section 1(C)(i) of Exhibit D to the Original VRDP Shares Fee Agreement is hereby deleted and replaced in its entirety with the following:

"Securities issued by other investment companies (open- or closed-end funds and ETFs) that invest exclusively in Eligible Assets, provided that such investments in the aggregate do not constitute more than 5% of the Fund's Managed Assets as of the time of investment; provided further, that notwithstanding the foregoing requirements of this clause (i), the Fund shall be permitted, subject to Applicable Law, to invest up to 25% of its Managed Assets in securities issued by a money-market fund that (a) is registered under the 1940 Act, (b) is affiliated with the Investment Adviser and (c) invests exclusively in Eligible Assets."

7.	If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdiction or jurisdictions, because it conflicts with any provision of any constitution, statute, rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

8.	This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK MUNIYIELD FUND, INC., as Issuer

By:	/s/ Brendan Kyne
Name: Brendan Kyne
Title: Vice President

BANK OF AMERICA, N.A., as Liquidity Provider

By:	/s/ James Nacos
Name: James Nacos
Title: Authorized Signatory

Acknowledged by:

THE BANK OF NEW YORK MELLON,
as Tender and Paying Agent

By:	/s/ Christina Sotiriou
Name: Christina Sotiriou
Title: Senior Associate